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                                                                   EXHIBIT 8(c)

                  AMENDMENT TO THE INDEMNIFICATION AGREEMENT


     This amendment (this "Amendment") to an Indemnification Agreement (the "Original Agreement") is executed by and between LINCOLN NATIONAL LIFE INSURANCE COMPANY ("LNL"), on its own behalf and on behalf of LINCOLN NATIONAL VARIABLE ANNUITY ACCOUNT H ("Account H"), and CAPITAL RESEARCH and MANAGEMENT COMPANY ("CRMC") (collectively, the "Parties"). The effective date of this Amendment is the date on which the Securities and Exchange Commission (the "SEC") shall declare effective the initial registration statement on Form N-4 (SEC File No. 333-18419) for certain variable annuity contracts to be issued through Account H (the "American Legacy III Contracts") and providing for investment of purchase payments in the American Variable Insurance Series (the "Series").

                                   RECITALS

     A. The Series, as originally established, authorized the issuance of a single class of shares corresponding to each Fund of the Series (the "Original Shares") which have been made available for purchase payments received under certain variable annuity contracts issued through the Account and marketed under the name "American Legacy II Contracts."

     B. The Series has reclassified its shares for each Fund of the Series into two classes, Class 1 and Class 2 shares, and has redesignated all outstanding Original Shares as Class 1 shares.

     C. CRMC desires that LNL continue utilizing Class 1 shares of the Funds of the Series as the underlying investment vehicle for purchase payments received under the American Legacy II Contracts, and commence utilizing the Class 2 shares of the Funds of the Series as the underlying investment vehicle for purchase payments received under the American Legacy III Contracts.

     D. LNL is willing to utilize the Class 1 and Class 2 shares of the Funds of the Series as the underlying investment vehicles so long as CRMC undertakes to indemnify LNL on the same basis and subject to the same terms and conditions as CRMC has agreed to so indemnify LNL with respect to the Original Shares as set forth in the Original Agreement.

                                   AGREEMENT

NOW THEREFORE, for good and sufficient consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

          1. CRMC agrees that the indemnification obligation provided for in the Original Agreement shall apply to the Class 1 and Class 2 shares, subject to the same terms and conditions as apply to the Original Shares in the Original Agreement as though set forth in full herein. For this purpose, all references in the Original Agreement, as amended hereby, to
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"Contracts" shall include the American Legacy III Contracts; and all references therein to "Series" shall include the Class 1 and Class 2 shares of the Funds of the American Variable Insurance Series.

          2. This Amendment may be executed in two or more counterparts, each of which, when so executed, shall be deemed to be an original, but such counterparts taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and attested as of the effective date provided for above.

                              THE LINCOLN NATIONAL LIFE INSURANCE
                              COMPANY FOR ITSELF AND ON BEHALF OF
                              SEPARATE ACCOUNT H

Attest:


                              By:
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                              CAPITAL RESEARCH AND MANAGEMENT COMPANY


Attest:


                              By:
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